Exhibit 5(a)

Boston Brussels Chicago Düsseldorf London Los Angeles Miami Munich

New York Orange County Rome San Diego Silicon Valley Washington, D.C.

September 5, 2006

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

Re:	Hanesbrands Inc. Retirement Savings Plan

Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico

Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico

Hanesbrands Inc. Omnibus Incentive Plan of 2006

Hanesbrands Inc. Employee Stock Purchase Plan of 2006

Hanesbrands Inc. Executive Deferred Compensation Plan

Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Hanesbrands Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of (i) 9,900,000 shares of the Company’s common stock, $.01 par value per share, including associated preferred stock purchase rights (“Common Stock”), to be issued under the Hanesbrands Inc. Retirement Savings Plan (the “US Savings Plan”); (ii) 50,000 shares of Common Stock be issued under the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (the “Puerto Rico Salaried Plan”) (iii) 50,000 shares of Common Stock to be issued under the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico (the “Puerto Rico Hourly Plan”); (iv) 13,105,000 shares of Common Stock to be issued under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Omnibus Plan”); (v) 2,442,000 shares of Common Stock be issued under the Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (“Stock Purchase Plan”); (vi) $45,000,000 of executive deferred compensation plan obligations (“Executive Obligations”) to be issued from time to time by the Company in connection with the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive DC Plan”) and (vii) $500,000 of non-employee director deferred compensation plan obligations (“Director Obligations,” together with the Executive Obligations, the “Obligations”) to be issued from time to time by the Company in connection with the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director DC Plan”). The US Savings Plan, the Puerto Rico Salaried Plan, the Puerto Rico Hourly Plan, the Omnibus Plan and the Stock Purchase Plan are collectively referred to hereinafter as the “Plans.” The Executive DC Plan and the Director DC Plan are hereinafter collectively referred to as the “DC Plans.”

September 5, 2006

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Amendment and Restatement of Articles of Incorporation, together with form of Articles Supplementary and Amended and Restated Bylaws, each as amended to date; (iii) the Plans; (iv) the DC Plans; (v) the corporate proceedings relating to the authorization for the issuance of the Common Stock pursuant to the Plans; and (vi) the corporate proceedings relating to the authorization for the issuance of the Obligations.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that:

1.	The Common Stock, upon acquisition pursuant to the terms of the Plans, and the associated preferred stock purchase rights, will be duly authorized, legally and validly issued, fully paid and non-assessable;

2.	The Obligations, when issued or sold in accordance with the terms of the DC Plans, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

In rendering this opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

McDermott Will & Emery LLP